Exhibit 99.1

Capitala Finance Corp. Announces Distributions

CHARLOTTE, N.C., July 1, 2016 -- Capitala Finance Corp. (the “Company”) (Nasdaq:CPTA) declared normal distributions for the third quarter of 2016.

Third Quarter 2016 Distributions

On July 1, 2016, the Company’s Board of Directors declared normal monthly distributions for the third quarter of 2016 as set forth below:

Record Date	Payment Date	Amount Per Share
7/22/16	7/29/16	$0.1567
8/22/16	8/30/16	$0.1567
9/22/16	9/29/16	$0.1567

The Company has adopted an opt-out distribution reinvestment plan (“DRIP”) that provides for reinvestment of distributions on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash distribution, shareholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com